GLENAYRE TECHNOLOGIES, INC. INCENTIVE PLAN
                                      2000


                                                                   Exhibit 10.17

The Glenayre Technologies, Inc. Incentive Plan (the "Plan") was created to motivate and provide incentive to the employees of Glenayre Technologies, Inc. and its wholly owned subsidiaries around the world and to maximize company profits. The Plan is funded as the Company meets its annual Operating Earnings Target (the "Earnings Target"). The Earnings Target includes a Minimum Earnings Target and a Stretch Earnings Target. Plan funding occurs as follows: at the Minimum Earnings Target the Plan is 25% funded; at 100% of the Earnings Target the Plan is 100% funded; and at the Stretch Earnings Target the Plan is 200% funded. The Plan Funding Schedule (the "Funding Schedule") is attached as
Exhibit 1. Earnings Targets are established in support of the Company's business plan.

Your Participation Level is a percentage of your Annual Base Earnings approved each year by the Chief Executive Officer, and/or Sr. Vice President, Human Resources, as applicable. In addition, the Board of Directors approves Executive Officer participation levels each year.

Your Target Plan Bonus is based on Individual Annual Performance Objectives ("Individual Component") which comprise 100% of your bonus opportunity. The level of achievement of these objectives will be documented and measured on the annual performance evaluation process.

Target Plan Bonus:

This is your Annual Base Earnings X your Participation Level at 100% of target.

Example:

If your Annual Base Earnings is $25,000 and your Participation Level is 10%, your Target Plan Bonus would be as follows: Target Plan Bonus = $ 2,500 (Annual Base Earnings X Target Plan Bonus ($25,000 X 10%))

COMPANY PERFORMANCE
-------------------

The Company Earnings Target is based on Income from Operations, which is defined in the Definitions section of this document. If the Earnings Target is achieved, the Plan will be funded at 100%.

A Minimum Earnings Target has been established for the plan year. This minimum target must be achieved in order for any bonuses to be paid.

A Mid-Year Earnings Target has been established for the plan year. If this target is achieved/exceeded as of June 30, a special mid year payment will be made to all participants. The mid-year payment will be 25% of the annual Target Plan Bonus for each participant. The final Target Plan Bonus payment will be offset by the mid-year bonus payment, if any. Any participant who is on a formal corrective action plan will not be eligible for the mid-year Company Performance bonus. If the performance situation has been resolved by year-end, the participant will be eligible to receive all or part of the mid-year payment based on the company's performance and the level of achievement of individual performance objectives. If this target is not achieved mid-year, but the Minimum Earnings Target is achieved or exceeded by year-end, the Target Plan Bonus will be determined based on the Funding Schedule and the Individual Component.

A Stretch Earnings Target has been established for the plan year. If the annual Earnings Target is exceeded up to the Stretch Earnings Target, the plan would be funded in excess of 100%, as per
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the Funding Schedule. For example, if the company achieves 150% of the Earnings
Target the plan will be funded at 150%.

INDIVIDUAL ANNUAL PERFORMANCE OBJECTIVES COMPONENT ("Individual Component")
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At the beginning of each plan year, each manager will set annual performance objectives for each Plan participant in support of Glenayre's strategy and goals for the year. Each participant will have 3-5 objectives and /or performance review measurements, which will make up 100 percent of his/her Target Plan Bonus. During the course of the year, each manager will be responsible for meeting with each participant to assess progress and/or to adjust objectives to ensure they continue to support the overall Company goals. In the event of an employee transfer or promotion, the review must be completed prior to the effective date of the change.

At year-end, each manager will assess the level of achievement for each objective and assign a total performance rating on the annual performance review. Provided that the actual annual Company Performance is at or above the Minimum Earnings Target, and the Individual Component is at or above the minimum performance level, a percentage of the Total Plan Target will be paid based on the Funding Schedule and the Performance Rating Schedule (See Exhibit 2). The Individual Component is based on achievement of individual performance objectives. Participants who fail to meet their objectives will not receive a bonus. Conversely, participants who exceed their objectives may receive a bonus in excess of 100% of their eligibility.

EXAMPLE
-------

If your Annual Base Earnings is $25,000 and your Participation Level is 10%, your Target Plan Bonus would be as follows: Target Plan Bonus = $ 2,500 (Annual Base Earnings X Target Plan Bonus ($25,000 X 10%))

Assumptions: The annual Company Performance is 110% of Earnings Target. The Individual Component Rating is 80% achievement and the mid-year target was achieved (25% of Target Plan Bonus).

                              ACTUAL % OF TARGET    TARGET BONUS   ACTUAL BONUS
Annual Company Performance          110%               $2,750

Annual Individual Component          80%               $2,750       $2,200
Actual Mid-year bonus paid          100%                              -625
                                                                    ------
Final Bonus Payment                                                 $1,575

DEFINITIONS
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o        Annual Base Earnings - Total base salary earned during the Plan year,
         (prior to deductions for contributions to the 401(k) Plan, for health care coverage, for flexible spending accounts, or for any other Company sponsored pre-tax or deferred compensation plans) received by a Participant from the Company while participating in the Plan.

o        Company -- Glenayre Technologies, Inc. and its subsidiaries.

o        Currency Exchange Rate -- Average internal exchange rate for the Plan
         Year.

o Earnings Target - The Operating Earnings Target as approved by the Board of Directors. The Stretch Earnings Target is established by the President and CEO and Chief Financial Officer and approved by the Board of Directors.

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o        Eligibility Requirements--

         a. An employee must be employed for 90 days before he/she will be eligible to participate in the Glenayre Incentive Plan (this does not apply to rehires).
         b. Mid-year and annual Plan bonus payments - Participants who are actively employed through the end of each Plan performance period, June 30 and December 31, respectively.
         c. Participants must maintain a satisfactory level of performance through the Plan periods.

         Periods of paid or unpaid leave of absence in excess of 30 consecutive days per year will not be considered for Plan eligibility. Annual Base Earnings will be prorated according to the length of disability. Payment of earned Plan bonuses will be paid upon return to work from a leave of absence.

o Income From Operations - Net Sales less Cost of Goods Sold and Operating Expenses including Depreciation/Amortization. Income From Operations does not include the impact of interest income or expense, exchange gain/(loss), other income/(loss), income taxes, investment tax credits, real estate transaction costs, or business segment disposal or acquisition costs

o Participant -- A full time, regular employee of the Company who is approved by the Chief Executive Officer or the SVP Human Resources to be a Participant in the Plan. Plan participation will be prorated based on the length of time a Participant is eligible. No employee of the Company may participate in more than one incentive or commission plan.

o Participant's Participation Level -- The percentage of pay that the Participant could receive from the Plan if the Earnings Target and the Individual Annual Performance Objectives are achieved at the 100% level. If the Company exceeds its Earnings Target, the bonus amount could increase proportionately. The Plan Level for each Participant is recommended to and approved by the Chief Executive Officer and/or Sr. Vice President, Human Resources, as applicable. In addition, the Board of Directors approves Executive Officer Plan Participation Levels each year.

o Payment Date - Forty-five (45) days after the performance review or audit completion by the independent auditors and Board of Directors approval of the Company's mid-year and year-end financial statements. Additionally if, by October 30th, the Company has achieved at least 80% of the annual Earnings Target, and has a forecast of at least 90% of the annual Earnings Target, a partial payment will be made in December of the plan year. The partial payment will be 50% of the participant's annual Target Plan Bonus less any mid year payment. Any participant who is on a formal corrective action plan will not be eligible for the early partial payment of the Annual Target Plan Bonus. If the performance situation has been resolved by year-end, the participant will be eligible to receive all or part of the partial payment based on the company's performance and the level of achievement of individual performance objectives.

         Calendar Period                             Estimated Payment Date
         -------------------------------------------------------------------
              6/30                                           August
              12/31                                          February
              November 1                                     Dec 24
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o        Payout Percentage - Percentage of Target Plan Bonus when the Company achieves the defined Earnings Target and Individual objectives are achieved at 100%: see Exhibit 1 Funding Schedule.

o        Plan - Glenayre Technologies, Inc. Incentive Plan (the "Plan")

o        Plan Year - January 1 through December 31.